UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2008 (October 6, 2008)

INDIGO-ENERGY, INC.
(Exact name of registrant as specified in charter)

Nevada	002-75313	84-0871427
(State or other jurisdiction of incorporationor organization)	(Commission File Number)	(IRS Employee Identification No.)

701 N. Green Valley Pkwy., Suite 200, Henderson, Nevada Henderson, Nevada 89052	89074
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (702) 990-3387

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of theregistrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 6, 2008, Indigo-Energy, Inc., a Nevada Corporation (the “Company”) issued shares of the Company’s common stock to various creditors pursuant to the terms of settlement agreements (the “Settlement Agreements”) previously entered into with a total of 21 of the Company’s creditors, including one of the Company’s directors, Mr. James Walter, Sr. The Settlement Agreements were related to various promissory notes previously issued by the Company in the aggregate amount of $1,500,816.51 (the “Promissory Notes”), including promissory notes in the total amount of $340,274.56 issued to Mr. Walter, Sr. Under the terms of the Settlement Agreements, each of the creditors agreed to the retirement of the Promissory Notes held by them.

Pursuant to the terms of the Settlement Agreements, and as consideration for their agreement to retire the Promissory Notes, the creditors received an aggregate of 52,241,105 shares of the Company’s common stock, par value $0.001 (the “Shares”), 11,342,485 of which was issued to Mr. Walter, Sr. The issuance of the Shares to the various creditors was made pursuant to section 4(2) of the Securities Act of 1933.

Item 1.02 Termination of a Material Definitive Agreement

As reported on Form 8-K filed by the Company on April 29, 2008, the Company previously entered into a Letter of Intent (“LOI”) with International Financial Corporation, LLC, a Nevada Limited Liability Company (“International”) wherein International agreed to provide the Company, upon the execution of a definitive agreement governing the understanding between the parties, with funds in the total amount of Six Hundred Twenty Four Million Dollars ($624,000,000) for general working capital of the Company. On October 9, 2008, the Company informed International of its intention to terminate the Letter of Intent based on International’s failure to comply with the terms of the LOI within the time period provided for therein.

Item 3.02 Unregistered Sales of Equity Securities

Please see Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

1.01 Form of Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 10, 2008		Indigo-Energy, Inc.
	By:	/s/ Stanley L. Teeple Name: Stanley L. Teeple Title: Chief Financial Officer